June 29, 2001

VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Strong Life Stage Series, Inc.- File No. 333-66647
          -   Strong Aggressive Portfolio
          -   Strong Conservative Portfolio
          -   Strong Moderate Portfolio
         Request for Withdrawal of Amendment to Registration Statement CIK No. - 0001072728


Dear Sir or Madam:

On June 29, 2001, the Registrant inadvertently filed an amendment to the registration statement pursuant to Rule 497 (Accession Number:
0000840519-01-500080). The Registrant intended to file the Amendment pursuant to Rule 485(b).

The  Registrant  requests  a  withdrawal  of the  amendment  (Accession  Number:
0000840519-01-500080) pursuant to Rule 477(a) under the Securities Act of 1933.




                                               Sincerely,


                                               /s/ Kerry A. Jung
                                               Kerry A. Jung
                                               Associate Counsel